Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

By and among

ENVIGO GLOBAL SERVICES INC.

INOTIV, INC.

and

ORIENT BIO, INC.

Dated January 27, 2022

TABLE OF CONTENTS

i

ii

Schedule 2.3(b)          Payoff Letters
Schedule 7.8              Termination of Certain Agreements
Schedule A                Calculation of Closing Net Working Capital

Schedule B                 Pre-Closing Statement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is being entered into effective as of January 27, 2022, by and among Envigo Global Services Inc., a Pennsylvania corporation ("Buyer"), Inotiv, Inc., an Indiana corporation ("Parent"), and Orient Bio, Inc., a corporation formed in the Republic of Korea ("Seller").

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the outstanding capital stock (the "Company Stock") of Orient BioResource Center, Inc., a Texas corporation (the "Company");

WHEREAS, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to, the Company Stock, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the purchase and sale of the Company Stock and the other transactions contemplated by this Agreement and wish to provide for certain related transactions, in each case on the terms and subject to the conditions and other provisions set forth in this Agreement and the other agreements contemplated hereby.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement:

"Adjustment Deficit Amount" has the meaning set forth in Section 3.3(d).

"Adjustment Escrow Account" means an account established and maintained by the Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Escrow Agreement.

"Adjustment Escrow Amount" means $500,000.

"Adjustment Surplus Amount" has the meaning set forth in Section 3.3(d).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Animal Welfare Law" means all applicable Legal Requirements relating to the care, feeding, breeding, welfare, living conditions, husbandry, importation, sale and use of animals used for research, including the U.S. Animal Welfare Act, the U.S. Public Health Service Policy on Humane Care and Use of Laboratory Animals, the Guide for the Care and Use of Laboratory Animals produced by the Institute for Laboratory Animal Research.

"Annual Statements" has the meaning set forth in Section 5.13(a).

"Base Cash Consideration" means Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

"Business" means the Company's business of providing importation, sourcing and transportation of non-human primates to the biomedical research community as conducted by the Company during the twelve (12) month period ended on the Closing Date and as proposed to be conducted by the Company on the date of this Agreement.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Texas or Indiana are authorized or required to be closed.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Indemnified Parties" and "Buyer Indemnified Party" have the meanings set forth in Section 9.2.

"Buyer Releasee" has the meaning set forth in Section 7.2(a).

"Cash" means cash and cash equivalents less the sum of: (a) all outstanding and uncleared checks of the Company; (b) all uncleared wire transfers in transit initiated by the Company; (c) all amounts that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by applicable Legal Requirement, Contract, or otherwise (including, for the avoidance of doubt, any security deposits on hand with Third Parties, deposits of customers, cash securing letters of credit and similar restricted cash.

"Cash Consideration Amount" means (a) the Base Cash Consideration, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, less (d) the Closing Indebtedness.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim Notice" has the meaning set forth in Section 9.5.

"Closing" has the meaning set forth in Section 2.1.

"Closing Balance Sheet" has the meaning set forth in Section 3.3(a).

"Closing Cash" means all Cash of the Company as of the close of business on the Closing Date.

"Closing Cash Payment" means an amount in cash equal to (i) the Cash Consideration Amount, less (ii) the Adjustment Escrow Amount, less (iii) the Estimated Company Expenses.

"Closing Date" has the meaning set forth in Section 2.1.

"Closing Indebtedness" means, without duplication: (a) all Indebtedness of the Company as of the close of business on the Closing Date that is not included as a Current Liability for purposes of determining Closing Net Working Capital; plus (b) a good faith estimate of any unpaid Taxes of the Company for all Pre-Closing Tax Periods (calculated as of the close of business on the Closing Date and including an estimate of unpaid Taxes for the portion of any Straddle Period ending on the Closing Date).

"Closing Net Working Capital" means the Current Assets of the Company, less the Current Liabilities of the Company, determined as of the close of business on the Closing Date and in accordance with the illustrative calculation attached hereto as Schedule A.

"Closing Statement" has the meaning set forth in Section 3.3(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Recitals.

"Company Expenses" means any and all costs, fees of outside professionals and other expenses incurred by Seller or the Company in connection with this Agreement and the consummation of the transactions contemplated hereby that are payable by the Company and remain unpaid at Closing, including (a) legal, accounting, tax, brokerage, management, investment banking or other similar fees and expenses incurred as a result of or in anticipation of the Closing; and (b) all bonuses, if any, payable to directors, officers, and employees of the Company that become payable upon or in connection with the Closing of the transactions contemplated hereby, and all fees and expenses related thereto (including the employer portion of payroll Taxes and any amounts to offset any excise Taxes imposed under Legal Requirement and any unrelated income Taxes).

"Company Material Adverse Effect" means any event, occurrence, fact, condition or change that is, individually or in the aggregate with one or more other events, occurrences, facts, conditions or changes, materially adverse to (a) the Business, or the results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, or (c) the Company's ability to operate the Business immediately after Closing in the manner operated by it prior to Closing; provided, that any effect resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (i) changes in general economic conditions, (ii) conditions generally affecting the industry in which the Company operates, (iii) local, regional, national or international political conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God, (iv) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in GAAP applicable to the Company or the Business, (vi) changes in Legal Requirements, (vii) widespread disease or pandemic (such as COVID-19) and actions taken by any Governmental Authority in response thereto, except in each case in clauses (i) through (vii) to the extent (and only to the extent) that the Company is disproportionately affected by such events in comparison to others in the industry in which it operates.

"Company Stock" has the meaning set forth in the Recitals.

"Company's Knowledge" or "to the Knowledge of the Company" means the actual knowledge of Gary Tucker, Rachel Lane, and Margaret McTighe. In addition, a Person shall be deemed to have "knowledge" of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person's actual possession (whether physical or electronic).

"Competitive Enterprise" has the meaning set forth in Section 7.5(a).

"Confidential Information" means any information of the Company and Seller related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Company's personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"COVID-19" means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), any evolutions or mutations thereof and any related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Legal Requirement" shall mean the CARES Act, the Families Coronavirus Response Act of 2020, any U.S. presidential memorandum or executive order, any gubernatorial memorandum or executive order or any other Legal Requirement intended to address the consequences of COVID-19.

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, OSHA and the World Health Organization, in each case, in connection with or in response to COVID-19, including any COVID-19 Legal Requirement.

"Current Assets" means accounts receivable, inventory, and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expenses of which the Company will not receive a benefit following the Closing or otherwise excluded in the calculation set forth on Schedule A, (c) deferred Tax assets, and (d) receivables from any of the Company's Affiliates, managers, employees, officers, or members, and any of their respective Affiliates or related to pending litigation, in all cases determined in accordance with GAAP consistently applied.

"Current Liabilities" means accounts payable, accrued expenses (including accrued wages as of the Closing Date) and deferred revenue, but excluding (a) Indebtedness, (b) payables to any of the Company's Affiliates, managers, employees, officers, or members, and any of their respective Affiliates, (c) accrued income taxes and accrued interest, (d) deferred Tax liabilities, and (e) Company Expenses, in all cases, determined in accordance with GAAP consistently applied.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injuries, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings.

"Deferred Payment Period" means the period beginning on the Closing Date and ending on the Expiration Date.

"Designated Pre-Closing Liabilities" means: (a) any Indebtedness that was not included in the calculation of the Purchase Price, as adjusted pursuant to Section 3.3; (b) any Company Expenses that were not included in the calculation of the Closing Cash Payment, as adjusted pursuant to Section 3.3; and (c) any Liabilities that result from any actions, inactions, errors, or omissions of Seller or the Company related to any period before the Closing Date.

"Direct Claim" has the meaning set forth in Section 9.5(c).

"Disclosure Schedules" means the disclosure schedules delivered by the Company to Buyer contemporaneously with the execution and delivery of the Agreement. References to Schedules in Article IV and Article V of this Agreement refer to the corresponding section of the Disclosure Schedules.

"Employee Plan" means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change in control, retention, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock or unit option or other stock or membership unit related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, dental or vision, employee assistance, flexible benefits, disability or sick leave benefits, life or accident insurance, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment benefits, retirement benefits, other time-off benefits and other employee benefit arrangements, policies, or practices for which Seller (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller (or an ERISA Affiliate) otherwise maintains or to which Seller (or an ERISA Affiliate) contributes or has contributed or had an obligation to contribute, or in which Seller (or an ERISA Affiliate) participates or has participated or under which Seller (through an ERISA Affiliate or otherwise) have or has any Liabilities.

"Environmental Claim" means any notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by Seller or (b) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 5.18(d).

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"Environmental, Health and Safety Requirements" means all Legal Requirements and other provisions having the force or effect of Legal Requirement and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern), each as amended and as now in effect.

"Equity Interests" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests, including partnership interests or limited liability company or any other interests or participations that confer on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants, and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt.

"Equity Plan" has the meaning set forth in Section 6.2(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Agent" means U.S. Bank National Association.

"Escrow Agreement" means the escrow agreement entered into on the date hereof by and among Buyer, Seller and the Escrow Agent.

"Estimated Closing Cash" means Closing Cash as shown on the Pre-Closing Statement.

"Estimated Closing Indebtedness" means Closing Indebtedness as shown on the Pre-Closing Statement.

"Estimated Closing Cash Payment" means the Closing Cash Payment as shown on the Pre-Closing Statement.

"Estimated Closing Net Working Capital" means Closing Net Working Capital as shown on the Pre-Closing Statement.

"Estimated Company Expenses" means Company Expenses as shown on the Pre-Closing Statement.

"Estimated Working Capital Adjustment" means the Working Capital Adjustment as shown on the Pre-Closing Statement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Expiration Date" has the meaning set forth in Section 9.1(a).

"Export Controls" means (a) U.S. Legal Requirements restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services, including the Export Administration Regulations and the International Traffic in Arms Regulations, and, to the extent applicable to the Company Group, or (b) any United Kingdom, European Union, European Union member state, or other non-U.S. Legal Requirements restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services.

"FDA" means the United States Food and Drug Administration.

"Financial Statements" has the meaning set forth in Section 5.13(a).

"Fundamental Representations" has the meaning set forth in Section 9.1(b).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Legal Requirements now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Healthcare Legal Requirements" means any applicable Legal Requirement relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers; the Federal Food Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; HIPPA as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security, or confidentiality Legal Requirements; Legal Requirements pertaining to licensure, certification, registration, or operation requirements of healthcare facilities, laboratory testing services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments of 1988, as amended.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996 as amended.

"Improvements" has the meaning set forth in Section 5.17(i).

"Indebtedness" means all obligations and indebtedness of the Company: (a) for borrowed money or in respect of loans or advances (other than trade debt and other similar Liabilities incurred in the ordinary course of business consistent with past practice), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property or services, (d) under letters of credit, banker’s acceptances or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), (e) under interest rate swaps, forward Contracts, futures or other hedging arrangements, including any breakage costs associated therewith, (f) to purchase, redeem, retire, defease or otherwise acquire for value any equity securities, (g) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, including as secured by Liens on any assets of the Company or any of its Subsidiaries, whether as obligor, guarantor (direct or indirect) or otherwise, (h) any accounts payable or loans of any kind or nature between the Company on the one hand, and Seller or any of its Affiliates (other than the Company) on the other hand, (i) for interest, penalties or other amounts owing on any of the foregoing and/or (j) for any premiums, prepayment or termination fees, penalties, expenses or breakage costs due upon prepayment of any of the foregoing.

"Indemnified Party" has the meaning set forth in Section 9.5(a).

"Indemnifying Party" has the meaning set forth in Section 9.5(a).

"Independent Accounting Firm" means a mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Buyer, Parent, the Company, and Seller.

"Information Systems" means the internal information and reporting systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Intellectual Property" means patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; websites including all functionality and content; databases and data sets; software applications including all proprietary software (in both source and object code forms), and third party software; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; any tangible embodiments of the foregoing, and all worldwide statutory and common law rights associated therewith.

"Interim Statement" has the meaning set forth in Section 5.13(a).

"Legal Requirement" or "Law" means any law, rule, decree, statute, regulation, ordinance, directive, code, Order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Liabilities" means debts, liabilities, and obligations, whether accrued or fixed, absolute, or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"Material Contracts" has the meaning set forth in Section 5.4(a).

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, in each case with respect to which Liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation, or other similar matter.

"Most Recent Balance Sheet" has the meaning set forth in Section 5.13(c).

"NASDAQ" means the NASDAQ Capital Market or such other stock exchange on which the Parent Common Shares are traded.

"Objection Notice" has the meaning set forth in Section 3.3(b).

"OFAC" means the Office of Foreign Asset Control of the U.S. Department of the Treasury.

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Authority.

"Organizational Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

"OSHA" means the Occupational Safety and Health Administration.

"Parent" has the meaning set forth in the Preamble.

"Parent Common Shares" has the meaning set forth in Section 6.2(a).

"Parent Payable" means that certain account payable, owed by the Company to Seller on the Closing Date in the amount of Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00).

"Parent Preferred Shares" has the meaning set forth in Section 6.2(a).

"Parent Stock" means Six Hundred Seventy-seven Thousand Three Hundred Thirty-nine (677,339) Parent Common Shares.

"Payoff Letters" has the meaning set forth in Section 2.3(b).

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; and (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation.

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society, or Governmental Authority.

"Personal Information" means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, that is governed, regulated, or protected by one or more Privacy and Security Laws or any information that is subject to PCI DSS requirements, as applicable.

"Personal Property Leases" has the meaning set forth in Section 5.5(b).

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of the Company or Buyer, as applicable.

"PPP Lender" means Frost Bank.

"PPP Loan" means that certain loan in the original principal amount of $650,000.00 made by the PPP Lender to the Company pursuant to the Paycheck Protection Program under the CARES Act, and all accrued and unpaid interest thereon and any penalties or premiums which may become payable with respect thereto.

"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.

"Pre-Closing Statement" has the meaning set forth in Section 3.2(a).

"Privacy and Security Laws" means all applicable Legal Requirements and guidance issued by a Governmental Authority concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including but not limited to HIPAA, the Federal Trade Commission Act, the Telephone Consumer Protection Act, state privacy Legal Requirements, state data security Legal Requirements, state data breach notification Legal Requirements and state health information Legal Requirements.

"Privacy and Security Policies" has the meaning set forth in Section 4.23(d).

"Purchase Price" has the meaning set forth in Section 3.2(a).

"Qualified Benefit Plan" has the meaning set forth in Section 5.8(b).

"Related Party" means (i) any Affiliate of the Company or Seller, and (ii) any director or officer of the Company or Seller, any member of their immediate family and any of their respective Affiliates.

"Releasee" has the meaning set forth in Section 7.2(a).

"Releasing Persons" has the meaning set forth in Section 7.2(a).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors, or other agents.

"Required Operational Licenses" means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Governmental Authority, that are required for the conduct of the Business of the Company.

"Resolved Items" has the meaning set forth in Section 3.3(c).

"Restricted Party" shall mean Seller.

"Restricted Period" has the meaning set forth in Section 7.5(a).

"Review Period" has the meaning set forth in Section 3.3(b).

"Rule 144" means 17 CFR 230.144, as amended, modified, supplemented or replaced.

"Sales and Use Tax Liabilities" means any and all Liabilities arising from or related to the Company's failure, at any time prior to the Closing, to collect and remit sales and use taxes.

"Sanctioned Country" means any country, region or territory that is the subject or target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

"Sanctioned Person" means any individual or entity that is the subject or target of Sanctions, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. Sanctions- or export-related restricted party list, including, without limitation, OFAC's designation of "specially designated nationals" and "blocked persons" List and the EU Consolidated List; (ii) any individual or entity operating, organized or resident in a Sanctioned Country; or (iii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) or (ii).

"Sanctions" means all applicable U.S. and non-U.S. Laws relating to economic or financial sanctions or trade embargos imposed, including, without limitation, the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of Commerce or the U.S. Department of State and including, without limitation, the designation of a "specifically designated national" or "blocked person"), the United Nations Security Council, the European Union and Her Majesty's Treasury.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnified Parties" and "Seller Indemnified Party" have the meaning set forth in Section 9.3.

"Straddle Period" has the meaning set forth in Section 8.1.

"Target Working Capital" means Seven Million Two Hundred Nineteen Thousand and 00/100 Dollars ($7,219,000.00).

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

"Third Party" means any Person, other than Buyer, Parent, Seller, the Company, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 9.5(a).

"Transaction Documents" means: (a) this Agreement; (b) the Escrow Agreement and (c) any such other assignments, agreements, documents, and certificates as may be contemplated hereby.

"Transfer Agent" means Computershare Ltd. and any successor thereto as transfer agent for the Parent Stock.

"Transfer Taxes" has the meaning set forth in Section 8.3.

"Tucker Assignment" has the meaning set forth in Section 4.7.

"Unresolved Items" has the meaning set forth in Section 3.3(c).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Legal Requirements.

"Workers' Compensation Insurance Liabilities" means any and all Liabilities of the Company related to or arising from any workers' compensation claims against the Company arising out of or based upon an injury or other event that occurred prior to the Closing, to the extent any such Liabilities are not covered by insurance.

"Working Capital Adjustment" means the amount (if any) by which the Closing Net Working Capital is less or more than the Target Working Capital. For the avoidance of doubt, if the Closing Net Working Capital is less than the Target Working Capital, the Working Capital Adjustment shall be expressed as a negative number, and if the Closing Net Working Capital is greater than the Target Working Capital, the Working Capital Adjustment shall be expressed as a positive number.

ARTICLE II.
CLOSING

Section 2.1.      Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place concurrently with the execution of this Agreement on the date hereof (the "Closing Date") and shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.2.      Buyer Closing Deliveries. At the Closing, Buyer or Parent shall deliver, or cause to be delivered:

(a)            to the persons identified in Section 3.2(c), the cash and other items required to be delivered by Buyer or Parent to such person by Section 3.2(c);

(b)            a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of its officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of their respective boards of directors and boards of managers, as applicable, authorizing and approving the applicable matters contemplated hereunder;

(c)            a certificate of good standing or existence, as applicable, of each of Buyer and Parent issued by the Secretary of State of the jurisdiction of their organization no more than five (5) Business Days prior to the Closing Date;

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(d)            a copy of the Escrow Agreement, executed by Buyer and the Escrow Agent; and

(e)            such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

Section 2.3.      Company and Seller Closing Deliveries. At the Closing, the Company and Seller shall deliver, or cause to be delivered, to Buyer:

(a)            certificates representing all of the shares of Company Stock, to the extent such shares of Company Stock are certificated, duly endorsed in blank, free and clear of all Liens, and any other instruments of transfer, duly endorsed in blank, and to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer;

(b)            payoff letters for each instrument evidencing all outstanding Indebtedness of the Company from the obligees thereunder, as set forth on Schedule 2.3(b) (the "Payoff Letters"), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Buyer of the release of all Liens (other than Permitted Liens) on the Company's assets and all UCC financing statements related thereto;

(c)            a receipt for the Closing Cash Payment and the Parent Stock, executed by Seller;

(d)            a copy of the Escrow Agreement, executed by Seller;

(e)            written resignations, dated as of the Closing Date, of the officers and directors of the Company;

(f)            a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the Company's officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, and (iii) a copy of the consents of Seller authorizing and approving the applicable matters contemplated hereunder;

(g)            a certificate of good standing of the Company issued by the Secretary of State of Texas, no more than five (5) Business Days prior to the Closing Date;

(h)            On or before the Closing Date, the Company will deliver to Buyer a certification that interests in the Company are not "U.S. real property interests" in accordance with the requirements of the Treasury Regulations promulgated under Sections 897 and 1445 of the Code, together with authorization (together with the foregoing certificates, the "FIRPTA Certificate") for Buyer, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the IRS on behalf of the Company, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations and (ii) Seller will deliver to Buyer a properly completed and duly executed IRS Form W-8;

(i)            copies of all Required Operational Licenses; and

(j)            such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

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ARTICLE III.
PURCHASE AND SALE OF COMPANY STOCK

Section 3.1.      Purchase and Sale of Company Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens, all of the Company Stock owned by Seller. The Company Stock purchased and sold pursuant to this Section 3.1 shall constitute one hundred percent (100%) of the outstanding Equity Interests of the Company.

Section 3.2.      Purchase Price; Payments at Closing.

(a)            The aggregate purchase price to be paid by Buyer to Seller for the Company Stock shall be (i) the Cash Consideration Amount, subject to adjustment as provided in this Article III, plus (ii) the Parent Stock (collectively, the "Purchase Price").

(b)            Attached hereto as Schedule B is a written statement (the "Pre-Closing Statement"), which was delivered by the Company to Buyer prior to the Closing Date, setting forth the following information: (i) Seller's name, address, email address, bank account information and wire instructions for delivery of the Closing Cash Payment and any other amounts to be paid to Seller pursuant to this Agreement, and account number for the account at the Transfer Agent into which Seller's Parent Stock is to be transferred; (ii) the number of shares of Company Stock held by Seller on the Closing Date; (iii) an estimate of Closing Cash as of the Closing Date; (iv) an estimate of Closing Indebtedness as of the Closing Date; (v) an estimate of Closing Net Working Capital as of the Closing Date; (vi) an estimate of the Working Capital Adjustment as of the Closing Date; (vii) a calculation of the Closing Cash Payment, showing each component thereof, calculated using such estimated amounts; (viii) a list of all Company Expenses payable in connection with the Closing, including the recipients of such Company Expenses, the amounts to be paid to each such recipient (before any applicable Tax withholding), and, to the extent available, wire transfer instructions or a mailing address for payment to be made; and (ix) a list, including amounts, payees and wire instructions, of all Indebtedness of the Company to be repaid at Closing in accordance with the Payoff Letters.

(c)            Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(i)            Pay to Seller, by wire transfer of immediately available funds to the account designated for Seller in the Pre-Closing Statement, the Closing Cash Payment;

(ii)            Deliver to Seller, through book entry delivery to the account of Seller at the Transfer Agent set forth in the Pre-Closing Statement, the Parent Stock;

(iii)            Pay to each holder of Closing Indebtedness the full amount of such Indebtedness in accordance with the information in the Pre-Closing Statement and the Payoff Letters. Buyer and the Company will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release of any Liens securing such Closing Indebtedness in connection with such repayment;

(iv)            Deliver to the Escrow Agent the Adjustment Escrow Amount for deposit into the account specified in Section 3.5; and

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(v)            Pay all outstanding Company Expenses in the amounts, to the recipients and pursuant to the instructions set forth in the Pre-Closing Statement.

Section 3.3.      Post-Closing Adjustments.

(a)            Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the "Closing Statement") which shall include (i) a balance sheet of the Company, as of the Closing Date (the "Closing Balance Sheet") and (ii) Buyer's calculations of (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Net Working Capital (without giving effect to the transactions contemplated by this Agreement), (D) the Working Capital Adjustment, and (E) the Company Expenses, in each case as of the Closing Date. The Closing Statement shall be prepared in accordance with the methodologies and practices used by the Company in the preparation of the Pre-Closing Statement and shall include reasonable supporting documentation for the calculations and components contained therein.

(b)            Seller shall have thirty (30) days following its receipt of the Closing Statement (the "Review Period") to review the same. During the Review Period, the Company and Buyer shall provide Seller with (i) such information as may be reasonably requested by Seller with respect to its review of the Closing Statement, including without limitation all accountant work papers and the books and records of Company and (ii) access to any personnel of Buyer or the Company, including Third Party accountants and auditors who are familiar with such matters or otherwise involved in the preparation of the Closing Balance Sheet and other information contained in the Closing Statement and/or any components thereof. On or before the expiration of the Review Period, Seller shall deliver to Buyer a reasonably detailed written statement accepting or objecting to the Closing Statement. In the event that Seller shall object to the Closing Statement, such written statement (an "Objection Notice") shall include a reasonable explanation of Seller' objections and the reasons therefor. Seller may object to any component of the Closing Statement and/or any of the calculations set forth therein and/or any component of any of the numbers set forth in the Closing Statement or any other matters set forth therein. If Seller does not deliver an Objection Notice to Buyer within the Review Period, Seller shall be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further appeal.

(c)            In the event that Seller shall have duly delivered an Objection Notice to Buyer within the Review Period, Buyer and Seller shall promptly in good faith attempt to resolve the objections contained therein. All such objections that are resolved in a signed writing between the parties shall be final, binding and conclusive on the parties and not subject to further appeal (the "Resolved Items"). Any such objections which cannot be resolved between Buyer and Seller within thirty (30) days following Buyer's receipt of the Objection Notice (such specific remaining objections, collectively, the "Unresolved Items") shall be resolved in accordance with this Section 3.3(c); provided, that neither Buyer nor Seller shall be permitted to raise any objection to the Pre-Closing Statement or the Closing Statement, as applicable, unless such objection is raised in the initial Closing Statement or the initial Objection Notice, respectively, as opposed to any amendment or restatement thereof, none of which shall be permitted. Should Seller and Buyer not be able to resolve such Unresolved Items within the thirty (30) day period described above, either party may submit only the Unresolved Items to the Independent Accounting Firm for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each of Buyer and Seller agree to execute, if required, a customary engagement letter with the Independent Accounting Firm. Such Independent Accounting Firm, acting as an independent accounting expert and not as an arbitrator, shall review only the Unresolved Items and shall deliver a written statement, within thirty (30) days of the submission of the Unresolved Items to such Independent Accounting Firm (it being understood that all Unresolved Items must be submitted at the same time), setting forth its own calculation of each of the Unresolved Items. The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement or the Objection Notice, as applicable, and shall be made using the same methodologies and practices used by the Company in the preparation of the Most Recent Balance Sheet, consistently applied, and shall be based solely on the materials submitted to the Independent Accounting Firm by Buyer or Seller, and not by independent review. The Independent Accounting Firm's calculations of the Unresolved Items, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. Each party shall bear its own costs and expenses in connection with the resolution of such Unresolved Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller so that the amount of fees and expenses paid by Seller (with the remainder of such amount being paid by Buyer) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute, and the balance of such fees and expenses are paid by Buyer. The parties agree that the procedure set forth in this Section 3.3(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Independent Accounting Firm's determination may be enforced in any court of competent jurisdiction.

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(d)            Adjustments.

(i)            Once Closing Cash, Closing Indebtedness, Closing Net Working Capital and the Working Capital Adjustment as of the Closing Date are finally determined pursuant to this Section 3.3, the parties shall recalculate the Closing Cash Payment using such finally determined amounts of Closing Cash, Closing Indebtedness, Closing Net Working Capital and the Working Capital Adjustment instead of Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Net Working Capital and Estimated Working Capital Adjustment, respectively.

(ii)            To the extent that the amount of the recalculated Closing Cash Payment is less than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Deficit Amount"), then Buyer shall be entitled to a payment in an amount equal to the Adjustment Deficit Amount out of the Adjustment Escrow Account, and if the amount in the Adjustment Escrow Account is insufficient to cover the Adjustment Deficit Amount, then such deficit shall be paid by Seller to Buyer promptly, but in no event later than five (5) Business Days following the date on which the recalculated Closing Cash Payment is finally determined, by wire transfer of immediately available funds.

(iii)            To the extent that the amount of the recalculated Closing Cash Payment is greater than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Surplus Amount"), then all amounts in the Adjustment Escrow Account shall be released to Seller and Buyer shall, or shall cause the Company to, pay to Seller promptly, but in no event later than five (5) Business Days following the date on which the recalculated Closing Cash Payment is finally determined, by wire transfer of immediately available funds, an amount equal to the Adjustment Surplus Amount.

Section 3.4.      Withholding. Each of Buyer, Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Legal Requirement. To the extent that amounts are so deducted and withheld by Buyer, Parent or the Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer, Parent or the Company, as the case may be, made such deduction and withholding.

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Section 3.5.      Escrow; Deposit at Closing. At the Closing, Buyer shall deposit or cause to be deposited, on behalf of Seller, with the Escrow Agent, by wire transfer of immediately available funds to the account specified by the Escrow Agent, the Adjustment Escrow Amount. The Adjustment Escrow Amount shall be held, invested and disbursed as specified in and pursuant to (x) the terms and conditions of the Escrow Agreement, and (y) the terms and conditions of this Agreement.

Section 3.6.      Release of Escrow Amounts. The Adjustment Escrow Amount shall be released pursuant to Section 3.3(d).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller makes the following representations and warranties to Buyer and Parent, each of which is true as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedules:

Section 4.1.      Organization. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the Republic of Korea.

Section 4.2.      Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by its requisite corporate action on the part of Seller (including authorization by the Board of Directors of Seller), and no other proceedings on the part of Seller are necessary to authorize the execution, delivery, and performance of this Agreement by Seller of the consummation by Seller of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Buyer, Parent and the Company, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 4.3.      No Conflict.

(a)            The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of Seller, (ii) conflict with, result in a breach of, or violate any Law applicable to Seller or any Order to which Seller is a named party, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under any Contract to which Seller is a party or by which Seller is bound, other than, in the case of clauses (ii) and (iii) above, (A) any such conflicts, breaches, defaults, events, rights, or losses that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement and (B) any consents, approvals, authorizations, permits, filings, notifications, or other actions that have been obtained.

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(b)            Except as set forth in Schedule 4.3(b), the execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Authority, except for (i) any consents, approvals, authorizations, permits, actions, filings, and notifications the failure of which to obtain, request, provide, or make would not reasonably be expected to have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement, and (ii) any consents, approvals, authorizations, permits, actions, filings, or notifications that have been obtained.

Section 4.4.      Ownership. Seller owns, beneficially and of record, all of the Company Stock free and clear of all Liens and has the full right, power and authority to sell and deliver the Company stock at the Closing.

Section 4.5.      Governmental Authorizations and Consents. No consent (including shareholder approval), license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority ("Governmental Consents"), is required to be obtained by Seller from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Transaction Document, or (b) which is otherwise necessary to permit Seller to perform its obligations under this Agreement or the Transaction Documents.

Section 4.6.      Litigation. There is no material Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action (collectively, "Litigation") pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to prevent or materially delay the ability of Seller from carrying out its obligations under this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Seller is not subject to any Order that would reasonably be expected to materially affect the ability of Seller to carry out its obligations under this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.7.      Securities Matters. Seller (i) is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act; (ii) is acquiring the Parent Stock for investment for Seller's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; (iii) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Parent Stock, except that Seller has agreed to transfer to Gary Tucker an amount of the Parent Stock not to exceed three percent (3%) of the Purchase Price (the "Tucker Assignment"), and Buyer consents to such transfer so long as Gary Tucker (x) qualifies as an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act, (y) makes all of the representations, warranties and acknowledgements set forth in this Section 4.7 to Parent in writing, and (z) agrees to comply with Rule 144 as promulgated under the Securities Act; (iv) acknowledges that the Parent Stock received at the Closing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, that any book entry account in which any such Parent Stock are deposited will include an appropriate notation concerning the restrictions on transfer of the Parent Stock, and that Seller has no right to require Parent to register any of such Parent Stock for resale under federal or state law; (v) is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions; (vi) has such knowledge and experience in financial and business matters so that Seller is capable of evaluating the merits and risks of its investment in Parent; (vii) has had an opportunity to ask questions of, and receive answers from, the officers of Parent concerning Parent's business, management and financial affairs, which questions were answered to Seller's complete and total satisfaction; (viii) has received all the information it considers necessary or appropriate for deciding whether to acquire the Parent Stock; and (ix) except for the representations and warranties set forth in Article V is not relying on any statements or representations of Parent or Buyer or their respective agents or Representatives for legal or investment advice with respect to the acquisition of Parent Stock. In connection with the Tucker Assignment, Seller represents and confirms to Buyer and Parent that Mr. Tucker is an employee of Seller and that the Tucker Assignment is being made by Seller in consideration of services performed by Mr. Tucker for Seller.

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Section 4.8.      No Brokers. Neither Seller nor any of Seller’s employees, agents or Representatives, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller hereby makes the following representations and warranties to Buyer and Parent, each of which is true as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedules:

Section 5.1.      Organization and Good Standing; Ownership of Equity Interests.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The Company has delivered or made available to Buyer true, complete, and correct copies of each of its Organizational Documents as in effect on the date hereof. The Company is not in material violation of any of the provisions of its Organizational Documents.

(b)            The Company does not own any Equity Interest in any Person and has not previously owned or controlled, directly or indirectly, any interest in any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement.

Section 5.2.      Capitalization. Schedule 5.2 sets forth all of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding shares of Company Stock have been duly and validly issued and are fully paid and nonassessable. As of the Closing Date, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. There are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests, other than the Company’s Organizational Documents. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

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Section 5.3.      Intellectual Property.

(a)            Schedule 5.3(a) lists all Intellectual Property used by the Company in the conduct and operation of the Business as presently conducted and as presently proposed to be conducted. The Company owns adequate rights or possesses adequate and enforceable license rights, pursuant to written Contracts identified on Schedule 5.3(a), free and clear of all Liens (other than Liens to be released at the Closing), to use all such Intellectual Property. The Company has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to the Company's Knowledge, threatened to the effect that any Intellectual Property owned by the Company is invalid or unenforceable. To Company's Knowledge, no Person is infringing or violating any material Intellectual Property of the Company.

(b)            Except as set forth on Schedule 5.3(b), no Personnel or independent contractor of the Company has contributed to or participated in the discovery, creation, or development of any Intellectual Property on behalf of the Company, except for such discoveries, creations, or development activities by employees of the Company in the course of their employment. All former and current employees, consultants, and contractors of the Company involved in the creation or development of Intellectual Property owned or purported to be owned by the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto.

(c)            The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned or purported to be owned by the Company or used or held for use by the Company in the Business (the "Company Trade Secrets"); including, without limitation, a general practice requiring each Company employee, consultant and any other Person with access to the Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and there has not been any breach by any party to such confidentiality agreements.

(d)            Except as set forth on Schedule 5.3(d), the Company has no obligation to compensate any Person for the use of any Intellectual Property Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the Company’s rights to use any Intellectual Property, (ii) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Intellectual Property owned or purported to be owned by the Company.

(e)            The Information Systems are fully operational, functioning, and, to the Company's Knowledge, conform in all material respects to the written documentation and specifications therefor. The Company owns or possesses a royalty-free license to use all Intellectual Property necessary to operate the Information Systems, without any known conflict with, or infringement of, the rights of others. To the Company’s Knowledge, none of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or any other Person.

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Section 5.4.      Material Contracts.

(a)            Schedule 5.4 is a true and complete list of all of the following Contracts to which the Company is a party, by which it is bound, or which otherwise pertain to the Business (such Contracts as are required to be listed on Schedule 5.4, the "Material Contracts"):

(i)            Contracts evidencing or relating to Indebtedness;

(ii)            Contracts evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Interests of the Company;

(iii)            Contracts with any customers of, or suppliers to, the Company that involved or are reasonably expected to involve payments to or from the Company in excess of fifty thousand dollars ($50,000) in the most recent twelve (12) month period or in the twelve (12) month period following the Closing Date;

(iv)            all Contracts with Top Customers and Top Suppliers;

(v)            all real property Contracts;

(vi)            the Company Intellectual Property Contracts other than licenses of Commercial Software;

(vii)            all Contracts with any Personnel including consultants, independent contractors, officers, directors, managers and employees;

(viii)            all collective bargaining agreements and other Contracts with unions or similar labor organizations relating to employees of the Company;

(ix)            Contracts that obligate the Company with respect to "earn-out" or other similar contingent payments of any type;

(x)            Contracts by and between the Company and (A) any Affiliate of the Company, (B) other Persons with whom the Company is not dealing at arm’s-length, or (C) entities controlled by any employees, to the extent the Company has Knowledge of such control;

(xi)            leases of personal property under which the Company is the lessee and is obligated to make payments in excess of fifty thousand dollars ($50,000) per annum;

(xii)            Contracts that are settlement Contracts of any nature (other than general release agreements entered into in connection with employee departures), including any settlement with any Governmental Authority;

(xiii)            Contracts with any Governmental Authority;

(xiv)            Contracts relating to the acquisition or disposition of any Equity Interests, business or product line of any other Person entered into at any time during the last four (4) years;

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(xv)            Contracts limiting the freedom of the Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment (except for confidentiality or non-disclosure agreements entered into in the ordinary course of business which include any such non-solicit obligations);

(xvi)            Contracts that grant, or agree to grant, any Person a right to "most favored nation" pricing terms or which imposes on the Company any take-or-pay or similar minimum purchase requirements;

(xvii)            Contracts with any broker, distributor or sales representative; and

(xviii)            Contracts pursuant to which the Company or any Subsidiary has agreed to share profits or revenues.

(b)            Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and any other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable. As to each Material Contract, there does not exist any breach, violation or default on the part of the Company or, to the Knowledge of the Company, any other party to such Material Contract, and there does not exist any Event (including the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby), which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company, which breach, violation or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company. No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts. There is no audit pending or, to the Knowledge of the Company, threatened against or by the Company with respect to any Material Contract. The Company has not received (or given) notice to terminate any Material Contract.

Section 5.5.      Title; Equipment; Condition of Fixed Assets.

(a)            The Company has good and marketable title to all the items of personal property owned or held for use in the Business by the Company, free and clear of all Liens, other than Permitted Liens. All items of personal property owned by the Company or held for use in the Business are in good operating condition and repair, ordinary wear and tear excepted.

(b)            Schedule 5.5(b) sets forth all leases of personal property ("Personal Property Leases") relating to the property used by the Company in the Business or to which the Company is a party or by which any of the properties or assets of the Company is bound. All the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Buyer true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto. Each of the Personal Property Leases is in full force and effect, and the Company is not in breach or default under any Personal Property Lease.

(c)            The assets and rights of the Company and its Subsidiaries include all of the assets and rights of the Company and its Subsidiaries used in the conduct of the Business as conducted as of the date of the Most Recent Unaudited Financial Statements, subject only to such changes as have occurred in the ordinary course of business consistent with past practice since such date. As of the Closing, after giving effect to the transactions contemplated hereby, the Company and its Subsidiaries will own, possess, license, lease or otherwise have control of all assets (including pursuant to Contracts) necessary for the conduct of the Business substantially in the manner conducted immediately prior to the Closing.

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Section 5.6.      Compliance with Legal Requirements.

(a)            The Company is not, and since September 1, 2017, has not been, in violation in any material respect of any applicable Legal Requirement, the applicable regulations promulgated thereunder, and applicable guidance standards and policies issued by any Governmental Authority, including any Animal Welfare Law.

(b)            To the extent the Company is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Legal Requirements.

(c)            Except as set forth in Schedule 5.6(c), the Company has not been the recipient of any of the following: (i) reports of USDA or FDA inspections with significant findings or observations, (ii) establishment inspection reports with findings of material deficiencies, (iii) warning letters, and (iv) other documents that assert any lack of compliance in any material respect with any applicable Legal Requirement or regulatory requirements, by the Company or any of its Affiliates from the USDA, the FDA or any other Governmental Authority relating to any product or item provided by or service performed by the Company and/or arising out of the conduct of the Business.

(d)            Since September 1, 2017, none of the Company, Seller, nor to the Company's Knowledge, any of their respective Employees or Representatives or any other Person associated with or acting on behalf of the Company have, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of any applicable Legal Requirement; (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of state-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person acting on behalf of the foregoing (each, a "Government Official"), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company or its Subsidiaries; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Legal Requirement enacted in connection with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Legal Requirement or regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, "Anti-Corruption Laws"). The Company has not received any communication from a Governmental Authority that alleges that the Company, or any of its Employees or Representatives, or any other Person associated with or acting on behalf of the Company, is or may be in violation of, or has, or may have, any material unresolved liability under, any Anti-Corruption Law. There have been no intentionally false or fictitious entries made in the Company's books and records relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained any such secret or unrecorded fund.

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(e)            The Company is, and at all times since September 1, 2017 has been, in material compliance with all applicable Sanctions and Export Controls. The Company is not, nor is any director or officer of the Company, or any Affiliate, Personnel, Representative, or any other Person associated with or acting on behalf of the Company, a Sanctioned Person, nor has the Company had any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country since September 1, 2017, in violation of applicable Sanctions. The Company obtained all licenses, permits, and authorizations required to comply with Sanctions and Export Controls.

(f)            Except as set forth on Schedule 5.6(f), no Employee or agent of the Company has (i) made an untrue statement of a material fact or fraudulent statement to the USDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the USDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that was intended to or had the effect of misleading the USDA or any other Governmental Authority, or (ii) been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar Legal Requirement.

(g)            Since September 1, 2017, the Company has not received any warning letter, written communication or document from any Governmental Authority (or any customer of the Company) relating to any of the products and services of the Company that assert lack of compliance by the Company with any applicable Legal Requirement or regulatory requirements of any Governmental Authority. The Company is in compliance, in all material respects, with any applicable Legal Requirement regarding the retention of records and documents. Since September 1, 2017, the Company has filed all reports and notifications with each relevant Governmental Authority as required by applicable Legal Requirements in relation to the products and services of the Company.

Section 5.7.      Employee Matters.

(a)            Except as set forth on Schedule 5.7(a), (i) the Company has heretofore complied and is in compliance in all material respects with all Legal Requirements relating to employment, labor, fair employment practices, and terms and conditions of employment, including without limitation all Legal Requirements relating to wages, hours, overtime, workday / workweek / workhours, equal employment opportunity, occupational safety and health, workers' compensation, unemployment, employment discrimination (including harassment and retaliation), accommodations, pay equity, compensation and benefits, plant closings/mass layoffs, collective bargaining and labor relations, immigration and employment verification/authorization, hiring, background investigations, employment references, criminal histories, genetic and Personal Information including social security numbers and biometric information, child labor, wage payments, wage deductions, wage assignments, wage garnishments, withholding and timely payment of all Taxes and other required deductions from wages, paid and unpaid leaves of absence and protected time off (including paid and unpaid sick leave and COVID-19 Measures), all other COVID-19 Measures, vacation and paid time off, meal and rest periods, benefits and benefit continuation, training, postings, reporting and recordkeeping, personnel records, employee notifications, privacy and confidentiality, surveillance and monitoring, testing and examinations (including drug and alcohol testing), employment classification in all respects including as to exempt/non-exempt and employee/contractor, and termination (including payments on discharge or resignation), (ii) the Company has not committed any unfair labor practices, (iii) to the Company's Knowledge, no employee of the Company is in violation in any material respect of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer or other Person relating to, affecting, or in conflict with the right of such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others (iv) all individuals characterized and treated by the Company as consultants or independent contractors are properly characterized and treated in all material respects as independent contractors under all applicable Legal Requirements and all employees of the Company classified and treated as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly treated and classified as such, (v) the Company is not delinquent in payments to any current or former Personnel (including employees or independent contractors) for any wages, salaries, commissions, bonuses or other compensation for any services performed or any reimbursable amounts, (vi) the Company has maintained workers' compensation coverage as required by applicable Legal Requirements, (vii) each employee of the Company is lawfully authorized to work in the position held, (viii) the Company is not sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non-immigrant or other visa, or the transfer or sponsorship of any such employee, is currently pending, and (ix) the Company has current Forms I-9 for all employees of the Company who work in the United States, and has complied in all material respects with required processes with respect to obtaining and maintaining such Forms I-9.

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(b)            Except as set forth in Schedule 5.7(b), (i) the Company is not, and has not been since September 1, 2017, a party to or otherwise bound by, nor is it negotiating, any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), (ii) to the Company's Knowledge, there is not, and has not been since September 1, 2017, any Union representing or purporting to represent any employee of the Company with respect to which the Company has or would be reasonably expected to have any material obligation, and (iii) to the Company's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company is not subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any Union. There is not pending, nor since September 1, 2017, has there occurred, nor to the Company's Knowledge, is there threatened, any labor strike, dispute, walkout, work stoppage, slowdown, or lockout involving the Company.

(c)            The Company has not, since September 1, 2017, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations or employment losses sufficient in number to trigger application of the WARN Act any similar Legal Requirement.

(d)            With respect to the employment and labor practices and policies of the Company, (i) there is no material investigation, audit, or review pending of which the Company has been notified in writing (or, to the Company's Knowledge, threatened in any manner) by any Governmental Authority, (ii) except as set forth in Schedule 5.7(d), there are no material actions, suits, charges, complaints, investigations, arbitrations, mediations or proceedings pending (or, to the Company's Knowledge, threatened in any manner) against the Company or, to the Company's Knowledge, any Person providing staffing or employment services for or on behalf of the Company, and (iii) there are no material orders, judgments or decrees of, or before, any Governmental Authority to which the Company is a named party during the previous five years or to which the Company has any continuing or outstanding obligations.

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Section 5.8.      Employee Benefits.

(a)            Schedule 5.8(a) sets forth a list of all material Employee Plans (individually referred to as a "Company Plan"). The Company has made available to Buyer (i) accurate and complete copies of all documents constituting each Company Plan to the extent currently effective, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iii) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, and (v) all testing results and related documentation for each Company Plan (including under Sections 415, 410(b), 414(s), 401(k) and 401(m) of the Code for each Qualified Benefit Plan), as applicable, for the three immediately preceding plan years.

(b)            Each Company Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements (including, but not limited to, ERISA and the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor to the effect that such Qualified Benefit Plan is so qualified, and, to the Company's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation or the unavailability of reliance on such letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums due to each Company Plan have been timely paid in accordance with the terms of such Company Plan and all applicable Legal Requirements and accounting principles, and all material contributions and premiums for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(c)            With respect to each Company Plan, no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(d)            Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has since September 1, 2017, contributed to or been required to contribute to, or has any Liabilities with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA or to any plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(e)            There is no material pending or, to the Company's Knowledge, threatened Matter relating to a Company Plan (other than routine claims for benefits). No Company Plan has, since January 1, 2019, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)            Each Company Plan that is subject to Section 409A of the Code has been documented and operated in material compliance with such Section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). There is no contract by which the Company is bound to compensate any employee for taxes or interest paid pursuant to Section 409A of the Code.

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(g)            The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances that on their own would not result in any entitlement to payment) entitle any employee of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. There is no contract covering any employee or other service provider of the Company that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h)            Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits or any other welfare benefits for retired, former or current employees (or their beneficiaries) of the Company or any ERISA Affiliate, except as required to avoid excise Tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. Neither the Company nor any ERISA Affiliate has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code. No condition exists that would prevent the Company or any ERISA Affiliate from amending or terminating any Company Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(i)             Schedule 5.8(i) identifies each Employee Plan which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former Employee or other service provider who performs services outside the United States. Without limiting the generality of the other provisions of this Section 5.8, with respect to each Employee Plan that is subject to the Legal Requirement of a jurisdiction other than the United States (whether or not United States Law also applies) (a "Foreign Plan"): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no material unfunded or underfunded Liabilities exist with respect to any Foreign Plan.

Section 5.9.         Certain Liabilities. As of the date of this Agreement, the Company has no Liabilities other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since December 31, 2020, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to the Company or the Business.

Section 5.10.         Legal Proceedings. Except as set forth on Schedule 5.10, there is no Matter pending or, to Company's Knowledge, threatened against the Company, or to which the Company is otherwise a party, nor to the Company's Knowledge is there any reasonable basis for any such Matter that, in any case, challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Company Material Adverse Effect. The Company is not subject to any Order, and the Company in not in breach of any Order. The Company is not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To the Company's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Company.

Section 5.11.         Authority; Binding Nature of Agreement.

(a)            The Company has all necessary organizational power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of the Company and its Seller. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and, upon execution and delivery thereof, each Transaction Document to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            Seller has all necessary corporate authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which he or she is a party and to perform his or her respective obligations under this Agreement and the Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Seller is a party, will be at or prior to Closing duly and validly executed and delivered by Seller and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.12.         Non-Contravention; Required Consents.

(a)            Except as set forth on Schedule 5.12(a), the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of: (i) the Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Legal Requirement.

(b)            No Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by the Company or Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company or Seller of any action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit.

Section 5.13.         Financial Statements.

(a)            The Company's fiscal year ends on March 31 of each year. Schedule 5.13(a) contains true and complete copies of (i) the audited balance sheets, profit and loss statements and statements of cash flows of the Company as of, and for the annual periods ended, March 31, 2019 and 2020 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of the Company as of, and for the period ended December 31, 2021 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)            Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statements are subject to normal year-end adjustments and lack footnotes.

(c)            Except as and to the extent set forth on the most recent balance sheet of the Company included in the Interim Statements (the "Most Recent Balance Sheet"), the Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)            The Company has implemented and maintains a standard system of accounting established and administered in accordance with GAAP and a system of internal accounting controls that are effective in providing reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements) and (ii) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)            Except as would not be expected to be material to the Company, (i) neither the Company nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant, or representative of the Company, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint or claim that the Company has engaged in illegal or fraudulent accounting, financial reporting, or auditing practices; (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof, the Company's accountants (in any written response letter) or to any director or officer of the Company; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company's chief executive officer, chief financial officer, general counsel, the Company's board of directors or any committee thereof.

Section 5.14.         Taxes. All Tax Returns required to be filed by the Company for all taxable periods ending on or prior to the Closing Date have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements. Except as set forth on Schedule 5.14, all Taxes that are due and payable by the Company, including any applicable sales taxes with respect to sales of products, have been timely paid. All Taxes that the Company is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable. All Taxes required to be withheld or collected by the Company on or prior to the Closing Date from all employees and independent contractors of the Company have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority. There are no audits of Tax Returns of the Company pending or, to Company's Knowledge, threatened, and all past audits of Tax Returns of the Company, if any, have been settled. There are no deficiencies proposed or assessed as a result of any pending audit. The Company is not a party to any pending or, to Company's Knowledge, threatened action, proceeding, or Matter against the Company for the assessment or collection of Taxes by any Governmental Authority, and there is no basis for any such action, proceeding, or Matter. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Company is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. The Company has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). The Company has made available complete copies of all material Tax returns relating to the Business relating to the taxable periods that ended after December 31, 2016. The Company is domestic corporation. Seller is a foreign corporation incorporated in the Republic of Korea. There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar contractual obligation, understanding or practice with respect to Taxes to which the Company is bound or a party to, and which shall require any payment by the Company. The Company is not a member of an affiliated group or have any liability for Taxes of any Person, as a transferee or successor by contractual obligation or otherwise (including under Treasury Regulations Section 1.1502-6 or any similar provision of Law). Except as set forth on Schedule 5.14, the Company will not be required to include any material item of income in, or exclude any material item of deduction form, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (1) change in method of accounting under Code Section 481(a) (or any predecessor provision) or any similar provision of Tax Law or improper use of any method of accounting (and will not be required to make such an adjustment as a result of the transactions contemplated hereby, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes); (2) installment sale or open transaction disposition made prior to the Closing; (3) prepaid amount received prior to the Closing; or (4) any election pursuant to Code Section 451 (or, in each case, any similar provision of U.S. state, local, or non-U.S. law).

Section 5.15.         Permits. The Company is in possession of all Permits reasonably necessary for the Company to own, lease, or operate its properties or to carry on its business as it is now being conducted. As of the date of this Agreement, no suspension or cancellation of any of such Permits is pending or, to Company's Knowledge, threatened. The Company is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 5.16.         Absence of Certain Changes. Since January 1, 2020, (a) the Company has conducted the Business in the ordinary course of business and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Company Material Adverse Effect.

Section 5.17.         Real Property.

(a)            The Company does not lease (or sub-lease) any real property as lessee or lessor.

(b)            Schedule 5.17(b) sets forth a complete list of each parcel of real property owned by the Company (together with all buildings, structures and improvements located thereon, the "Owned Real Property"), including: (i) the street address of each parcel of Owned Real Property; and (ii) the current use of each parcel of Owned Real Property. The Company and Seller have made available to Buyer true, correct and complete copies of all deeds and other instruments (as recorded), title insurance policies, surveys, ESA Phase I & IIs, reports of Governmental Authorities and any other such documents affecting the Owned Real Property. The Company does not own any real property other than the Owned Real Property. No Person other than the Company has any right to use, occupy or lease any of the Owned Real Property. The Owned Real Property is owned by the Company free and clear of all Liens, other than Permitted Liens, and there are no leases of the Owned Real Property.

(c)            There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain, rezoning or similar proceeding affecting all or any part of the Owned Real Property, and the Company has not received any written notice thereof.

(d)            Neither the Company nor, to the Knowledge of the Company, any other Person is in violation of a condition or agreement contained in any easement or restrictive covenant or any similar instrument or agreement affecting any of the Owned Real Property in any material respect.

(e)            To the Knowledge of the Company, there is no proposed reassessment of any Owned Real Property by any Taxing Authority and there is no threatened or pending special assessment or Litigation that could give rise to a material increase in real property Taxes or assessments against any of the Owned Real Property.

(f)             The Company has not received from any Governmental Authority written notice requiring any material work, repairs, construction, alterations or installations on or in connection with the Owned Real Property or asserting or alleging any material violation of any Law (including zoning or Environmental Laws) applicable to the Owned Real Property, or any part thereof, that has not been corrected. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company, has received written notice of a zoning change that would affect the Owned Real Property.

(g)            None of the buildings or other structures on the Owned Real Property materially encroach on any adjacent properties or easement areas, and there are no material encroachments onto the Owned Real Property or buildings, or other structures located on adjacent parcels. There are no boundary disputes with respect to the Owned Real Property.

(h)             The Company has paid for all material work, labor and materials furnished to the Company in connection with the Owned Real Property prior to the Closing Date, and there is no mechanic’s or materialmen’s Lien, filed or otherwise claimed, in connection with any such work, labor and materials performed on or furnished in connection with the Owned Real Property prior to the Closing Date.

(i)             The Owned Real Property constitute all interests in real property currently used, owned, occupied, or currently held for use in connection with the Business as currently conducted.

(j)             All of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Owned Real Property (the "Improvements") (i) are in reasonably good operating condition and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses.

(k)            The Company validly holds all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary for the current use and operation of the Owned Real Property and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the elapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 5.18.         Environmental Matters.

(a)            The Company has complied and is in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor Seller has received any notice, report or information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by the Company or relating to the Business arising under Environmental, Health and Safety Requirements. There is no Environmental Claim pending or, to Company's Knowledge, threatened against the Company, nor, is there any Environmental Claim against any Person whose Liability for any Environmental Claim the Company has retained or assumed.

(b)            Neither the Company nor any of the Company's predecessors or Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Materials of Environmental Concern) or owned, occupied or operated any facility or property in a manner that has given or could give rise to any Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Requirements.

(c)            No off-site location at which the Company or any of its predecessors or Affiliates has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(d)            Schedule 5.18(d) contains a list of all Environmental Permits and all written reports, correspondence, and other documentation in the Company's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Business (collectively, "Environmental Documentation"), and the Company and its Affiliates have provided Buyer with copies of all such Environmental Documentation prior to the date hereof.

Section 5.19.         Insurance. Schedule 5.19 sets forth, with respect to each insurance policy under which the Company is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. With respect to each insurance policy required to be set forth on Schedule 5.19: (i) the policy is in full force and effect in accordance with its terms; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Company's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.20.         Transactions with Related Parties. Except as otherwise disclosed on Schedule 5.20, (i) none of the customers, vendors, distributors or sales representatives of the Company is a Related Party; (ii) none of the assets held for use in the Business is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against the Company or Seller in any way related to the Business; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of the Company; (vi) no Related Party is a party to any Contract with the Company; and (vii) no Related Party provides any administrative, legal, accounting or other services to the Company except in the ordinary course of business on arm's length terms. All Contracts required to be disclosed on Schedule 5.20 are on arms-length terms.

Section 5.21.         Customers and Suppliers. Schedule 5.21 sets forth the names of the ten (10) vendors ("Top Suppliers") and ten (10) customers ("Top Customers") to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services, products or materials provided to or from the Company in respect of the Business during the twelve (12) month period ending July 26, 2021. Except as set forth on Schedule 5.21, in the past twelve (12) months, no such vendor or customer set forth on Schedule 5.21 has notified the Company that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its business relationship with the Company.

Section 5.22.         Privacy and Security.

(a)            The Company's receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, and security of Personal Information materially complies, and since January 1, 2019 has materially complied, with: (i) all Privacy and Security Laws; (ii) PCI DSS; (iii) applicable Contracts; (iv) Privacy and Security Policies; and (v) all consents and authorizations that apply to the Company's receipt, access, use, and disclosure of Personal Information, in the case of the foregoing clauses (i) – (v), as applicable. The Company has all necessary authority, consents, and authorizations to receive, access, use, and disclose the Personal Information in the Company's possession or under its control in connection with the Business.

(b)            To the Company's Knowledge, the Company is not under investigation by any Governmental Authority for a violation of any Privacy and Security Laws. The Company has not been subject to any Order, proceeding, or investigation with respect to any actual or alleged noncompliance with any Privacy and Security Law. The Company has not received any written complaint alleging a violation of any Privacy and Security Law.

(c)            The Company has not suffered, discovered, or been notified in writing of any unauthorized acquisition, use, disclosure or breach of, or access to, any protected health information (as defined in 45 C.F.R. § 160.103) or other Personal Information that constitutes a security breach violation under any Privacy and Security Law. The Company has not notified any affected Person (including any Governmental Authority) or the media of any breach of Personal Information. To the Company's Knowledge, no third party that receives or has access to the Personal Information of the Company has experienced any breach of security or unauthorized or unlawful access, use, modification, theft, processing, disclosure, accidental loss, destruction, or damage of the Company's Personal Information or any Confidential Information in such third party's possession, custody, or control

(d)            Copies of the Company's current policies for compliance with Privacy and Security Laws have been made available to Buyer, which may include (1) website privacy policy; (2) employee privacy policy; (3) privacy policy or privacy notice pertaining to health data and protected health information (as defined in 45 C.F.R. § 160.103); (4) data protection, information security, and IT policies and procedures; (5) incident response policies and procedures; and (6) any other policy or written procedures pertaining to the collection, storage, disclosure, transfer, or other processing of any Personal Information (collectively, the "Privacy and Security Policies"). The Company's Privacy and Security Policies are commercially reasonable and comply in all material respects with Privacy and Security Laws.

(e)            The (i) collection, storage, processing, transfer, sharing, and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (ii) execution, delivery, and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby complies in all material respects with the Company's applicable Privacy and Security Policies and applicable Privacy and Security Laws.

(f)            Except as set forth in Schedule 5.22, the Company has not filed a claim for coverage relating to any data security and privacy matter under an insurance policy issued to, or on behalf of, the Company.

Section 5.23.         No Brokers or Finders. Neither the Company, Seller, nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 5.24.         COVID-19 Assistance.

(a)            The Company is and has been in material compliance with all COVID-19 Legal Requirements and COVID-19 Measures. The Company has materially followed all applicable guidance released by the United States Centers for Disease Control and any Orders issued by state or local governments related to COVID-19.

(b)            The Company received the PPP Loan from the PPP Lender, First Community Credit Union, and the PPP Loan was forgiven in full on March 29, 2021. All certifications, representations and indications made by or on behalf of the Company to any Person, including any Governmental Authority, in connection with the PPP Loan and any other COVID-19 related assistance were correct and complete and were prepared in compliance with all applicable laws. The proceeds received from the PPP Loan and any other COVID-19 assistance were not used by the Company in violation of any applicable COVID-19 Legal Requirements in effect when the PPP Loan was made. The Company has no further Liability with respect to the PPP Loan.

Section 5.25.         Investment Intention. Except for the Tucker Assignment, Seller is acquiring the Parent Stock for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Seller is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Seller acknowledges that (a) it is informed as to the risks of the transactions contemplated hereby and of ownership of the Parent Stock; (b) the Parent Stock has not been registered under the Securities Act, or any state or foreign securities Laws and that the Parent Stock may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and, where applicable, the Parent Stock is registered under any applicable state or foreign securities Laws, except to the extent an exemption from registration under the Securities Act and any applicable state or foreign securities Laws is available, (c) Seller was not offered the Parent Stock by means of any general advertisement or general solicitation; and (d) the certificates or book entry accounts for the Parent Stock will bear a legend substantially similar to the following:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT."

Section 5.26.         No Additional Representations and Warranties. Except for the representations and warranties expressly set forth in Article VI, Seller specifically acknowledges and agrees that neither Parent nor Buyer nor any of their respective Affiliates, Representatives or any other Person makes, or has made, and Seller has not relied upon, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except as otherwise expressly provided in this Article V (as modified by the Disclosure Schedules), Seller hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including common law or by statute) or in equity), including with respect to (i) the Company or its business, assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise), (ii) merchantability or fitness for any particular purpose, (iii) the operation of the business or the assets of the Company after the Closing, or (iv) the probable success or profitability of the Company after the Closing, and (b) all liability and responsibility for any such other representation or warranty.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, on a joint and several basis, hereby make the following representations and warranties to Seller, each of which is true as of the Closing Date (other than those representations and warranties provided as of a specific date):

Section 6.1.           Organization; Standing and Power; Organizational Documents.

(a)            Organization; Standing and Power. Each of Buyer and Parent is a limited liability company or corporation, duly organized, validly existing and in good standing (to the extent that the concept applies) under the laws of the state of its jurisdiction of organization, and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Buyer and Parent is duly qualified or authorized to do business as a foreign limited liability company or corporation, as applicable, and is in good standing (to the extent that such concept applies) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Buyer has delivered or made available true and correct copies of the Organizational Documents of Buyer and Parent as of the date of this Agreement. Neither Buyer nor Parent is in material violation of any of the provisions of its respective Organizational Documents.

Section 6.2.           Parent Capital Structure.

(a)            As of December 31, 2021, the authorized capital stock of Parent consists of: (i) 74,000,000 Common Shares ("Parent Common Shares"); and (ii) 1,000,000 Preferred Shares (the "Parent Preferred Shares"). As of December 31, 2021: (A) 24,348,594 Parent Common Shares were issued and outstanding; and (B) no Parent Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all of the Parent Stock to be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, not subject to any pre-emptive rights, and free from restrictions on transfer other than restrictions on transfer provided under applicable federal and state securities laws. No subsidiary of Parent owns any Parent Common Shares or Parent Preferred Shares.

(b)            As of December 31, 2021, there were 3,478,107 Parent Common Shares reserved for issuance pursuant to Parent's equity plans, of which 1,656,274 Parent Common Shares were subject to outstanding options and 1,821,833 Parent Common Shares were available for future awards.

Section 6.3.           Matters. There is no Matter pending or, to Buyer's knowledge, being threatened against Buyer or Parent that challenges or could reasonably be expected to adversely affect, prevent, delay, or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 6.4.           Authority; Binding Nature of Agreement. Buyer and Parent each has all necessary organizational power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Buyer and Parent, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary organizational action on the part of Buyer and Parent. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Buyer and Parent and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Buyer or Parent is a party will constitute, the valid and binding obligation of Buyer or Parent, as applicable, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 6.5.           Non-Contravention; Consents. The execution and delivery by Buyer and Parent of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Buyer and Parent with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Buyer or Parent to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Buyer or Parent under any provision of Buyer’s or Parent’s Organizational Documents or any material agreement to which Buyer or Parent is a party.

Section 6.6.           SEC Filings. The consolidated financial statements (including all related notes and schedules) of Parent included in Parent's annual report on Form 10-K filed December 21, 2021, for the fiscal year ended September 30, 2021 (including the notes thereto), fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Parent is, and has been for a period of at least ninety (90) days immediately prior to the Closing Date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has: (i) filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the past twelve (12) months, other than Form 8-K reports; and (ii) submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the past twelve (12) months.

Section 6.7.           No Brokers or Finders. Neither Buyer nor Parent has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 6.8.           No Additional Representations and Warranties. Except for the representations and warranties expressly set forth in Article V, Parent and Buyer each specifically acknowledges and agrees that neither Seller nor any of its Affiliates, Representatives or any other Person makes, or has made, and neither Parent nor Buyer has relied upon, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except as otherwise expressly provided in this Article VI, Parent and Buyer hereby expressly disclaim and negate (a) any other express or implied representation or warranty whatsoever (whether at law (including common law or by statute) or in equity), including with respect to Parent or its subsidiaries or any of Parent's or its subsidiaries' respective businesses, assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise) and (b) all liability and responsibility for any such other representation or warranty.

ARTICLE VII.
COVENANTS OF THE PARTIES

Section 7.1.           Regulatory and Other Authorization; Consents. The Company, Seller, Buyer and Parent shall use their commercially reasonable efforts to obtain the authorizations, consents, Orders, and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement (including without limitation those set forth on Schedule 5.12).

Section 7.2.           Releases.

(a)            Seller, for itself and its agents, successors, assigns, direct and indirect Affiliates and any other similar Persons (collectively, the "Releasing Persons"), does hereby and forever irrevocably and unconditionally release and discharge (i) each of Buyer, Parent, the Company and their Affiliates, shareholders, members, managers, officers, controlling persons, subsidiaries, directors, successors, and assigns (each, a "Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses and Damages whatsoever of any kind or character, known or unknown to exist that such Releasing Person now has, has ever had, or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any Matter, cause, or event occurring contemporaneously with or prior to the Closing Date, and (ii) each of Buyer, Parent and their respective shareholders and Affiliates (each, a "Buyer Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses or Damages of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought that such Releasing Person now has, has ever had or may hereafter have against any Buyer Releasee arising out of any Matter, cause, or event occurring contemporaneously with or prior to the Closing Date and relating in any way to such Person's status as a stockholder of the Company or regarding the amount of the payments made to Seller by Buyer hereunder.

(b)            Notwithstanding Section 7.2(a), nothing contained herein will operate to release any obligations of any Releasee or Buyer Releasee (i) arising under the Transaction Documents or the transactions contemplated thereby, (ii) consisting of obligations under an account receivable owed by a Releasee or Buyer Releasee to the Company that was incurred in the ordinary course of business prior to the Closing Date to the extent such account receivable remains outstanding on the Closing Date; provided, that nothing herein will limit the rights of an Indemnified Party to indemnification under Article IX with respect to matters arising out of such claim.

(c)            Seller, for itself and its Releasing Persons, hereby irrevocably agrees not to seek any indemnification or other remedy or institute, commence, prosecute or assert or otherwise threaten, directly or indirectly, any action of any kind, or in any manner voluntarily aid the seeking of any indemnification or other remedy or the institution, commencement, prosecution, or assertion or threat of any proceeding of any kind or in any manner serve or seek to serve as a plaintiff for any derivative proceeding of any kind, to the extent arising out of any matter as to which Seller has purported to release and discharge another Person under this Section 7.2

(d)            Without in any way limiting any of the rights and remedies otherwise available to any Releasee, or Buyer Releasee, Seller acknowledges and agrees that any loss, Liability, claim, Damage, or expense (including costs of investigation, defense, and reasonable attorneys' fees) arising out of or in connection with (i) the assertion by or on behalf of Seller or Seller's Releasing Persons of any claim or other matter purported to be released and discharged under this Section 7.2 and (ii) the assertion by any Third Party of any claim or demand against any Releasee or Buyer Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Seller against such Third Party of any claims or other matters purported to be released pursuant to this Section 7.2 shall comprise Damages for which an Indemnified Party will be entitled to seek indemnification under Article IX.

Section 7.3.           Mutual Cooperation. Subsequent to Closing, Buyer, Parent, the Company, and Seller, at the request of such other parties hereto, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the purchase and sale of the Company Stock and the other transactions contemplated by the Transaction Documents. Seller shall reasonably work with Buyer to limit disruption to the Business during the transitionary period.

Section 7.4.           Preservation of Records. To the extent not transferred to Buyer, Seller agree to preserve and keep records held by them or their Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any insurance claims by, Matters against or governmental investigations of the Company, Seller, and Buyer or any of their Affiliates or in order to enable the Company, Seller, and Buyer to comply with their respective obligations under this Agreement and the Transaction Documents. To the extent transferred to Buyer, Buyer agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to Seller as may be reasonably required in connection with, among other things, filing of a tax return by Seller, any insurance claims by, Matters against or governmental investigations of a Seller, or in order to enable Seller to comply with their respective obligations under this Agreement and the Transaction Documents.

Section 7.5.           Restrictive Covenants.

(a)            To induce Buyer and Parent to enter into this Agreement, each Restricted Party covenants and agrees that, during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the "Restricted Period") such Restricted Party will not, and shall cause each of its Affiliates not to, directly or indirectly, own, invest in, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, that is engaged in any Competitive Enterprise (i) in the area within one hundred fifty (150) miles of the Company's offices in Alice, Texas, (ii) in the State of Texas, (iii) in any state with a common border with Texas, (iv) in the United States of America, and (v) in any market or jurisdiction in which the Company's products or services were sold or provided by the Company (through the internet or otherwise and, in the case of the internet, in any market or jurisdiction where the purchaser or user of the Company's products or services was located) during the twelve (12) months ended on the Closing Date. "Competitive Enterprise" shall mean the conduct of any activity that was conducted by the Company as part of the Business during the twelve (12) month period ending on the Closing Date.

(b)            During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, each Restricted Party will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage any employee of Buyer or any of its subsidiaries (including the Company) to leave his or her employment with Buyer or any of its subsidiaries, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 7.5(b) shall prohibit (i) generalized solicitations of potential employees (or any subsequent hiring of such employees) by use of advertisements in the media that are not targeted at the employees of Buyer or its subsidiaries, (ii) the hiring of terminated employees of Buyer or its subsidiaries, or (iii) the hiring of any employee of Buyer or its subsidiaries who initiates unsolicited contact with the Restricted Party.

(c)            After the Closing, each Restricted Party shall reasonably cooperate with Buyer and its Affiliates to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, and the Company shall satisfy all Designated Pre-Closing Liabilities of the Company in a manner that is not intentionally detrimental to any of such relationships. The Restricted Parties shall refer to Buyer all inquiries relating to the Business. Without limiting the foregoing, during the Restricted Period each Restricted Party will not (i) directly or indirectly solicit or provide competitive services to any current client of the Company or any person or entity who has been a client of the Company at any time during the two (2) years immediately before Closing, or (ii) directly or indirectly divert or influence or attempt to divert or influence any business of the Company to a competitor of the Company.

(d)            From and after the Closing Date, the Restricted Parties shall, and shall cause each of their Representatives, (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer or the Company, any Confidential Information used in the operations of or associated with the Business and (ii) to keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Restricted Parties or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (iii) is or becomes available to the Restricted Parties or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Representative by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 7.5(d) shall prohibit the Restricted Parties from disclosing any information should such Restricted Parties or its Representative be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case such Restricted Party shall inform Buyer in writing of such request or obligation as soon as possible after such Restricted Party is informed of it and, if possible, before any information is disclosed, so that a protective Order or other appropriate remedy may be obtained by Buyer. If any Restricted Party or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)            Notwithstanding anything to the contrary, in the case of breach or threatened breach of the covenants in this Section 7.5, (i) Buyer may seek an injunction or specific performance to cause Restricted Parties to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Buyer due to actions prohibited by the aforesaid covenants shall remain unaffected.

(f)            The parties hereto acknowledge that the covenants set forth in this Section 7.5 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Buyer and its subsidiaries and the Business post-Closing, including the goodwill that Buyer shall be purchasing from the Company pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 7.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(g)            It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 7.5 is held to cover a geographic area or to be for length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 7.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.5 that would be valid and enforceable under law.

Section 7.6.           Books and Records. Until the seventh (7th) anniversary of the Closing Date, Buyer shall, and shall cause the Company and any of their respective Affiliates to, retain all books, records and other documents pertaining to the Business in existence on the Closing Date and to make the same available for inspection and copying by Seller or any of their respective Representatives (at their sole expense) during the normal business hours of Buyer the Company, or any of their respective Affiliates, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 7.7.           Payment of the Parent Payable ; Setoff. During the Deferred Payment Period, the Parent Payable shall remain outstanding and no payments shall be required to be made by the Company to Seller with respect to the Parent Payable during the Deferred Payment Period. The Parent Payable shall not bear interest during the Deferred Payment Period. The outstanding balance of the Parent Payable shall be due and payable in its entirety on the first (1st) Business Day following the end of the Deferred Payment Period (the "Payment Date"). During the Deferred Payment Period, the Company or any Affiliate of the Company shall have the right to set-off against the Parent Payable for any claims for indemnification under Section 9.6(a).

Section 7.8.           Termination of Certain Agreements. The Company shall terminate, or cause to be terminated, all agreements set forth on Schedule 7.8, as of the Closing Date, and all liabilities thereunder shall have been satisfied (except to the extent that any such agreement provides for provisions that survive any termination thereof, in which case such provisions shall survive in accordance with the terms of the terminated agreements).

Section 7.9.           Use of Name.

(a)            No later than 270 days after the Closing, Buyer shall cease and refrain from using the name “Orient BioResource Center” or “OBRC”. At no time shall Buyer use the name “Orient”, and/or “Orient Bio” (collectively with any other name, variation, combination or derivative likely to cause confusion therewith, (the "Restricted Names") in any manner, for any purpose and/or in any geographic territory.  In furtherance of the foregoing, Buyer shall take all action necessary to change and/or cancel, revoke, terminate, nullify and/or delete any and all references to the name “Orient BioResource Center”, “OBRC”, and any Restricted Name in any and all of Buyer’s legal, registered, assumed, trade and/or "doing business as" name filings or registrations.

(b)            From and after the Closing, Buyer shall not, and shall cause its Affiliates not to, form or organize any corporation, partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization, or entity that uses as, or incorporates as part of, its legal or trade name the Restricted Names or any analogous or derivative words.

ARTICLE VIII.
TAX MATTERS

Section 8.1.           Straddle Period Tax Allocation. Where required for purposes of this Agreement, in the case of any Tax period that begins on or before and ends after the Closing Date (a "Straddle Period"), the Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any such Taxes based upon or related to income, gross receipts, sales, use and payroll, be deemed to be the amount of such Taxes that would be payable if the Tax year or period ended as of the close of business on the Closing Date, and (ii) in the case of all other such Taxes, be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 8.2.           Filing of Tax Returns; Payment of Taxes.

(a)            Following the Closing, Seller shall prepare and cause to be timely filed all Tax Returns with respect to taxable periods or portions thereof ending on or prior to the Closing Date required to be filed by or with respect to the Company after the Closing Date and pay or cause to be paid all Taxes shown as due from the Company thereon. All such Tax Returns that relate to a Pre-Closing Tax Period shall be prepared in a manner consistent with applicable Legal Requirement and consistent with prior practice. Seller shall provide Buyer with copies of completed drafts of the Tax Returns described in the preceding sentence at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for Buyer's review and approval, such approval not to be unreasonably withheld. Buyer shall provide any reasonable comments within thirty (30) days of receipt of any such Tax Return or at least ten (10) days prior to the due date of such Tax Return, whichever is earlier. Seller shall consider in good faith any reasonable comments made by Buyer with respect to such Tax Return prior to filing. Buyer and Seller shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing; provided, that, in the event that Buyer and Seller are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such Tax Return shall be prepared and filed in the manner directed by Seller, and such dispute shall thereafter be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.3(c), which resolution shall be binding on the parties, and, if necessary, the Tax Return shall be amended to reflect such resolution.

(b)            Following the Closing, Buyer shall prepare and cause to be timely filed all Tax Returns required to be filed by or with respect to the Company with respect to a Straddle Period, if any. Seller shall pay to Buyer no later than five (5) days prior to the due date for the payment of Taxes with respect to such Straddle Period an amount equal to the excess, if any, of (x) the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date, as determined in accordance with Section 8.1, over (y) the amount of any such Taxes that were included in the Closing Indebtedness and the mount of estimated payments previously made prior to the Closing Date with respect to the taxable period to which the Taxes relate. All such Tax Returns that relate to a Straddle Period shall be prepared in a manner consistent with applicable Legal Requirement and consistent with prior practice. Buyer shall provide Seller with copies of completed drafts of the Tax Returns described in the preceding sentence at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for Seller's review and approval, such approval not to be unreasonably withheld. Seller shall provide any reasonable comments within thirty (30) days of receipt of any such Tax Return or at least ten (10) days prior to the due date of such Tax Return, whichever is earlier. Buyer shall consider in good faith any reasonable comments made by Seller with respect to such Tax Return prior to filing. Seller and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing; provided, that, in the event that Seller and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such Tax Return shall be prepared and filed in the manner directed by Buyer, and such dispute shall thereafter be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.3(c), which resolution shall be binding on the parties, and, if necessary, the Tax Return shall be amended to reflect such resolution.

(c)            Seller and Buyer agree with respect to certain Tax matters as follows: (A) unless otherwise required by applicable Legal Requirement, to treat all indemnification payments under this Agreement as adjustments to the Purchase Price for all relevant Tax purposes, and (B) any Tax deductions attributable to expenses borne directly or indirectly by the Company, or Seller in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any amounts reflected in Indebtedness, Closing Net Working Capital, or Company Expenses) shall be attributed to and reflected in a taxable period (or portion thereof) ending on the Closing Date to the maximum extent permitted under applicable Legal Requirement. Unless otherwise required by a determination as defined in Section 1313 of the Code, neither Seller nor Buyer shall take any position (and Buyer shall not allow the Company or any of its other Affiliates to take any position) during the course of any audit or other Tax Matter with respect to any Taxes or Tax Returns that is inconsistent with any election, position, or other decision that is to be made in accordance with this Section 8.2(b).

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(d)            After the Closing Date, except with respect to Sales and Use Tax Liabilities, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (A) except upon Seller's written request, file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (B) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (C) make any Tax election, including under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law), with respect to the transactions contemplated by this Agreement, (D) change any method or period of accounting or make any Tax election for the Company effective on or before the Closing Date, (E) enter into any closing agreement or settle any Tax claim or assessment with respect to the Company for any Pre-Closing Tax Period, (F) surrender any right to claim a refund of Taxes of the Company for any Pre-Closing Tax Period; or (G) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement.

Section 8.3.      Transfer Taxes. Buyer and Seller shall each be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes ("Transfer Taxes") that become payable in connection with the transactions contemplated hereby and shall file any required tax returns and pay any such taxes when due. The parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

Section 8.4.      Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Article VIII and (ii) any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of business records and information reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall (i) retain all business records with respect to Tax matters pertinent to the Company and the Company's assets or activities, as applicable, until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such business records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such business records. The Company and Seller acknowledge that no provision of this Agreement requires Buyer to provide any party any right to access or review any Tax Return or Tax work papers of Buyer or any Affiliate thereof (other than the Company).

Section 8.5.      Tax Contest. Following the Closing, Buyer shall give prompt notice to Seller after receipt by any Governmental Authority of any assertion of, or notice of any intent to conduct, any Tax Contest relating to any Pre-Closing Tax Period of the Company. Seller shall have the right to control the conduct of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, provided, however, that Seller shall (i) keep Buyer reasonably informed with respect to such Tax Contest, and (ii) with respect to any such Tax Contest that will result in a Company Material Adverse Effect for any taxable period (or portion thereof) beginning after the Closing Date, not enter into any settlement or compromise of such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed, or withheld. To the extent Buyer controls any Tax Contest of the Company relating to any Pre-Closing Tax Period or any other Tax Contest for which Seller may have liability under this Agreement, Buyer shall not settle or compromise such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably conditioned, delayed, or withheld.

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Section 8.6.      Tax Refunds. Any refunds of Tax (including interest paid thereon) that are received by the Company, and any amounts credited against Tax to which the Company becomes entitled, after the Closing Date that relate to taxable periods of the Company that end on or prior to the Closing Date shall be for the account of Seller. Buyer or the Company shall pay over to Seller the amount of any such refund (reduced by any out-of-pocket costs the Company incurs in connection with obtaining such refund or credit) within thirty (30) days after receipt thereof (or, in the case of an amount credited against Tax, within thirty (30) days after entitlement thereto); provided, however, that Seller shall repay to the Company any amount paid to Seller pursuant to this Section 8.6 to the extent such amount is subsequently reduced by a Governmental Entity, with repayment due within thirty (30) days after any such deduction

ARTICLE IX.
INDEMNIFICATION

Section 9.1.      Survival.

(a)            Except as set forth in Section 9.1(b), the representations and warranties in this Agreement will survive the Closing and will terminate and expire, and will cease to be of any force or effect, on the date that is eighteen (18) months following the Closing Date (the "Expiration Date"), and all Liability of the Indemnifying Party with respect to such representations and warranties will thereupon be extinguished.

(b)            The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.8, Section 5.1, Section 5.2, Section 5.5(a), Section 5.11, Section 5.14, Section 5.23, Section 6.1, Section 6.2, Section 6.4 and Section 6.7 (the "Fundamental Representations") will survive the Closing indefinitely. The representations and warranties set forth in Section 5.8, and Section 5.18 will survive the Closing until the expiration of the applicable statute of limitations under which a claim could be asserted.

(c)            Notwithstanding the foregoing, if, at any time prior to the expiration of the applicable survival period set forth in this Section 9.1 an Indemnified Party shall have duly delivered to the Indemnifying Parties, in conformity with all of the applicable procedures set forth in Section 9.5, a Claim Notice setting forth a claim for indemnification based upon a breach by Seller, on the one hand, or Buyer, on the other, of any of such representations or warranties, then with respect to the claim asserted in such Claim Notice, the Expiration Date shall be extended until such time as such claim is fully and finally resolved.

Section 9.2.      Indemnification by Seller. Subject to the limitations set forth in this Article IX from and after the Closing, Seller, shall indemnify, defend and hold harmless Buyer, the Company, their respective Affiliates and their and their Affiliates' respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Buyer Indemnified Parties" and each individually a "Buyer Indemnified Party") against any Damages that a Buyer Indemnified Party suffers or incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of any of the representations and warranties set forth in Article IV or Article V of this Agreement or in any certificate or other instrument or document furnished by Seller or the Company to Buyer or Parent pursuant to this Agreement or any Transaction Document;

(b)            any breach or nonfulfillment of any covenants, agreements, or obligations of Seller contained in this Agreement or any other Transaction Document;

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(c)            any Liabilities that result from any actions, inactions, errors or omissions of Buyer, Parent or the Company related to any period on or after the Closing Date; and

(d)            any and all Taxes of Seller or the Company for any Pre-Closing Tax Period and any Taxes payable by Seller or the Company as a result of the transactions contemplated by this Agreement, including the Tucker Assignment;

(e)            any and all Designated Pre-Closing Liabilities;

(f)            any and all Workers' Compensation Insurance Liabilities;

(g)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 9.3.      Indemnification by Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Seller Indemnified Parties" and each individually a "Seller Indemnified Party") against any Damages that a Seller Indemnified Party incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of the representations and warranties set forth in Article VI of this Agreement or on any certificate or other instrument or document furnished by Buyer or Parent to Seller or the Company pursuant to this Agreement or any Transaction Document;

(b)            any breach or nonfulfillment by Buyer or Parent of the covenants or agreements of Buyer or Parent set forth in this Agreement or any other Transaction Document; and

(c)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 9.4.      Limitations on Liability.

(a)            The amount of any Damages that are subject to indemnification under this Article IX shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages.

(b)            To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

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(c)            Except with respect to: (i) specific performance for the breach by any Restricted Party of the restrictive covenants contained in Section 7.5, (ii) the right of Buyer Indemnified Parties to seek indemnification from Seller in excess of the amount subject to set-off under Section 9.6(a), for indemnification claims brought under Section 9.2(a), and (iii) the case of intentional misrepresentation or fraud, the right to indemnification under this Article IX subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement. In furtherance of the foregoing, and except as set forth in clauses (i)-(iii) of the immediately preceding sentence, Buyer and Parent hereby waive, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that either of them may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article IX.

(d)            Threshold for Damages. Absent fraud or intentional misrepresentation, the Indemnified Parties will not be entitled to indemnification for Damages under Section 9.2(a) or Section 9.3(a) (other than with respect to Fundamental Representations) unless and until the total amount of such Damages incurred by the Indemnified Parties exceed, in the aggregate, an amount equal to one percent (1%) of the Purchase Price (the "Basket"). If such amount of Damages under Section 9.2(a) or Section 9.3(a), as applicable, exceeds the Basket, then the Indemnified Parties will be entitled to recover the full amount of all such Damages from the first dollar.

(e)            Cap on Damages. In any event, the aggregate amount required to be paid by an Indemnifying Party to an Indemnified Party for Damages under Section 9.2(a) or Section 9.3(a) (other than with respect to Fundamental Representations) shall not exceed an amount that is equal to ten percent (10%) of the Purchase Price (the "Cap"). The aggregate amount required to be paid by an Indemnifying Party to an Indemnified Party for Damages arising out of a breach of a Fundamental Representation shall not exceed the Purchase Price. EXCEPT IN THE EVENT OF (I) FRAUD OR (II) DAMAGES RELATED TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS OTHERWISE AVAILABLE, IN NO EVENT SHALL DAMAGES INCLUDE, NOR SHALL AN INDEMNIFIED PARTY BE ENTITLED TO RECOVER FROM AN INDEMNIFYING PARTY, ANY AMOUNTS: (A) IN RESPECT OF SPECIAL, SPECULATIVE, REMOTE, EXEMPLARY, INDIRECT, INCIDENTAL, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR (B) BASED UPON ANY THEORY OF LOST PROFITS, DIMINUTION OF VALUE, OR LOSS BASED UPON A MULTIPLIER OF EARNINGS OR OTHER SIMILAR METHODOLOGY BASED ON FINANCIAL PERFORMANCE OR RESULTS OF OPERATIONS.

(f)      Fraud or Misconduct.      Notwithstanding anything to the contrary contained in this Agreement, any claims made by an Indemnified Party for Damages with respect to which there is a finding or judgment of fraud, intentional misrepresentation or willful misconduct on the part of the Indemnifying Party, shall not be subject to the limitations under this Section 9.4.

Section 9.5.      Indemnification Procedures.

(a)            Third Party Claims. If a party entitled to be indemnified under this Article IX (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding or Matter made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this Article IX (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"), and in any event, no later than fifteen (15) days after the Indemnified Party’s receipt of notice of the Third Party Claim. The failure to promptly provide such a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless the Indemnifying Party is materially prejudiced, or forfeits rights or defenses by reason of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall promptly provide the Indemnifying Party with any other additional information reasonably requested by the Indemnifying Party related to the Third Party Claim that is in the Indemnified Party’s possession. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. Only if the Indemnifying Party elects not to compromise, participate in, or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may, subject to Section 9.5(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Company, Seller, and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

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(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall enter into a settlement of any Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.5. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or others or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)            Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall provide a good faith, reasonable estimation of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

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Section 9.6.      Payments; Set-off.

(a)            Set-Off. If a Buyer Indemnified Party is entitled to any indemnification payment from Seller under Section 9.2, the Company shall be entitled to first set-off the full amount of any such payment against any amount then owed to Seller under the Parent Payable. In the event that all indemnification claims, in the aggregate, made by any Buyer Indemnified Party against Seller exceeds the amount of the Parent Payable, Buyer shall be entitled to payment of any such excess from Seller subject to the terms and limitations of this Article IX.

(b)            After the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which Seller Indemnified Party is entitled to any payment from Buyer, Buyer shall make such payment in cash by wire transfer of immediately available funds to the account(s) designated in writing by Seller Indemnified Parties within ten (10) Business Days of such resolution.

(c)            The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 9.6.

Section 9.7.      Mitigation. Buyer, Parent, Seller, and the Company agree to, and will cause their respective Affiliates to, use their commercially reasonable efforts to mitigate any Damages in accordance with applicable Legal Requirements; provided, however, that no party will be required to use such efforts if they would be detrimental in any material respect to such party.

Section 9.8.      Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 3.3 shall be treated by all parties as an adjustment to the Purchase Price.

Section 9.9.      Effect of Knowledge. Each of the parties acknowledges and agrees that the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time before the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 9.10.      Materiality. For purposes of determining whether there has been a breach of any representation of warranty contained in this Agreement or any Transaction Document and calculating the amount of Damages that are subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement or any Transaction Document shall be read without regard and without giving effect to any materiality or Company Material Adverse Effect standard or qualification or any qualification of similar import contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

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Section 9.11.      Sales and Use Tax Liabilities. Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that Seller has reduced the amount of Parent Stock that constitutes part of the Purchase Price by the amount of Two Million Dollars ($2,000,000.00) in exchange for Buyer’s acknowledgment of the existence of, and agreement not to assert an indemnity claim against Seller with respect to, all Sales and Use Tax Liabilities. Buyer, for itself and on behalf of all Buyer Indemnified Parties, hereby agrees that (a) no Buyer Indemnified Party shall be entitled to indemnification from Seller under this Agreement for any Damages relating to the Sales and Use Tax Liabilities, (b)  Seller shall not owe any duty to indemnify or defend any such Buyer Indemnified Parties for such liabilities under this Article IX, and (c) no Buyer Indemnified Party shall make any claim against Seller under this Article IX for indemnification for Damages related to or arising out of Sales and Use Tax Liabilities.

ARTICLE X.
MISCELLANEOUS

Section 10.1.      Governing Legal Requirement. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Texas (without giving effect to principles of conflicts of law).

Section 10.2.      Venue and Jurisdiction.

(a)            If any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in a state or federal court located in the State of Texas, which will be deemed to be a convenient forum. Buyer and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the state court located in a state or federal court located in the State of Texas.

(b)            To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 10.3.      Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or via electronic mail) to the address, facsimile telephone number, or the electronic mail address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Buyer or the Company:

Inotiv, Inc.

8520 Allison Pointe, Suite 400

Indianapolis, IN 46250

Attn: Robert Leasure, Jr.

Email: bleasure@inotivco.com

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with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

If to Seller:

Orient Bio, Inc.

322, Galmachi-ro, Jungwon-gu

Seongnam Korea

Republic of Korea

Attn: Sukjong Choi

Email: csj@orient.co.kr

with a copy (which shall not constitute notice) to:

Branscomb, P.C.

802 N. Carancahua, Suite 1900

Corpus Christi, TX 78401

Attn: Shannon M. Wilde

Email: swilde@branscomblaw.com

Section 10.4.      Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Buyer and Seller, except as Buyer reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 10.5.      Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, that (a) Buyer shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Buyer and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Business as conducted by Buyer or to a successor as part of Buyer's reorganization, sale or merger to or with such successor, and (b) Buyer may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise, or to any assignee or assignees of any such lender, lenders or agent.

Section 10.6.      Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

Section 10.7.      Bulk Sales Legal Requirements. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business to Buyer. As between Buyer and the Company, Buyer shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

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Section 10.8.      Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 10.9.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of Texas, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.10.      Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 10.11.      Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 10.12.      Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 10.13.      Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 10.14.      Interpretation of Agreement.

(a)            Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)            Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)            As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)            Unless the context otherwise requires, references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of and Disclosure Schedules and Exhibits attached to this Agreement.

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(e)            The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.15.      Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

COMPANY:

ORIENT BIORESOURCE CENTER, INC.

By:	/s/ Gary V. Tucker
Gary V. Tucker, Vice President

SELLER:

ORIENT BIO, INC.

By:	/s/ Jae Jin Chang
Dr. Jae Jin Chang, President and CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

PARENT:

INOTIV, INC.

By:	/s/ Beth A. Taylor
Beth A. Taylor, Chief Financial Officer, VP-Finance

BUYER:

ENVIGO GLOBAL SERVICES INC.

By:	/s/ Beth A. Taylor
Beth A. Taylor, Chief Financial Officer, VP-Finance

[Signature Page to Stock Purchase Agreement]